UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2010
ROADRUNNER TRANSPORTATION SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-34734	20-2454942

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4900 S. PENNSYLVANIA AVE. CUDAHY, WISCONSIN	53110

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (414) 615-1500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Underwriting Agreement
On May 12, 2010, we entered into an Underwriting Agreement with the selling stockholders name therein and Robert W. Baird & Co. Incorporated, BB&T Capital Markets, and Stifel, Nicolaus & Company, Incorporated in connection with our initial public offering. We previously filed the form of underwriting agreement as an exhibit to our registration statement on Form S-1 (File No. 333-152504).
A copy of the underwriting agreement is filed as Exhibit 1 to this report and is incorporated herein by reference. The foregoing description of the underwriting agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the underwriting agreement.
Credit Agreement
As described in Item 2.03, on May 18, 2010 we entered into a credit agreement among our company, the Lenders named therein, and U.S. Bank National Association, a national banking association, as Administrative Agent. The disclosure provided in Item 2.03 of this report is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 18, 2010, we entered into a credit agreement with the Lenders party thereto and U.S. Bank National Association, a national banking association, as Administrative Agent.
The credit agreement provides for a credit facility consisting of a revolving line of credit up to a maximum aggregate amount of $55 million, of which up to $5 million may be used for Swing Line Loans (as defined in the credit agreement) and up to $8 million may be used for letters of credit. The credit facility matures on May 18, 2015.
Advances under the credit agreement will bear interest at either (a) the Eurocurrency Rate (as defined in the credit agreement), plus an applicable margin in the range of 2.5% to 3.0%, or (b) the Base Rate (as defined in the credit agreement), plus an applicable margin in the range of 1.5% to 2.5%.
As security for the credit facility, we and our direct and indirect domestic subsidiaries have granted a first priority lien on substantially all of our and our domestic subsidiaries’ tangible and intangible personal property, including a pledge of the capital stock of certain of our direct and indirect subsidiaries. The obligations under the credit agreement are also guaranteed pursuant to a guaranty agreement entered into by each of our domestic subsidiaries.
Our credit agreement requires us to meet financial tests, including a minimum fixed charge coverage ratio and a maximum cash flow leverage ratio. In addition, our credit agreement contains negative covenants limiting, among other things, additional indebtedness, capital expenditures, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions, and other matters customarily restricted in such agreements.
Our credit agreement also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, failure of any guaranty or security document supporting the credit agreement to be in full force and effect, and a change of control of our business.

A copy of the credit agreement is filed as Exhibit 10.19 to this report and is incorporated herein by reference. The foregoing description of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the credit agreement.

Item 9.01.	Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit
Number

1	Underwriting Agreement, dated May 12, 2010, among Roadrunner Transportation Systems, Inc., the Selling Stockholders named therein, and Robert W. Baird & Co. Incorporated, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, and Stifel, Nicolaus & Company, Incorporated

10.19	Credit Agreement, dated May 18, 2010, among the Registrant, the Lenders (as defined therein), and U.S. Bank National Association, a national banking association, as LC Issuer, Swing Line Lender, and Administrative Agent

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
Date: May 20, 2010	By:	/s/ Peter R. Armbruster
Peter R. Armbruster
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

1	Underwriting Agreement, dated May 12, 2010, among Roadrunner Transportation Systems, Inc., the Selling Stockholders named therein, and Robert W. Baird & Co. Incorporated, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, and Stifel, Nicolaus & Company, Incorporated

10.19	Credit Agreement, dated May 18, 2010, among Roadrunner Transportation Systems, Inc., the Lenders named therein, and U.S. Bank National Association, a national banking association, as LC Issuer, Swing Line Lender, and Administrative Agent

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